EXHIBIT 5.1


OPINION OF JOSEPH A. STERN, ESQ.

[Letterhead of Dow Jones & Company, Inc.]


                                                           February 9, 2005

Dow Jones & Company, Inc.
200 Liberty Street
New York, NY 10281

Ladies and Gentlemen:

In connection with the registration on Form S-8 under the Securities Act of 1933 of 1,171,545 shares of Common Stock, $1.00 par value (the "Stock"), of Dow Jones & Company, Inc., a Delaware corporation (the "Company"), for issuance pursuant to the terms of the BigCharts Inc. 1995 Stock Plan, MarketWatch, Inc. 1998 Equity Incentive Plan, Pinnacor Inc. 1999 Stock Option Plan, Pinnacor Inc. 2000 Equity Incentive Plan, and MarketWatch, Inc. 2004 Equity Incentive Plan (collectively, "Plans"), I, as counsel to the Company, have examined such corporate records, certificates and other documents, including the Plans, and reviewed such questions of law, as I have considered necessary or appropriate for the purpose of this opinion. Based upon the foregoing, I am of the opinion that, when (i) the Registration Statement shall have become effective under the Securities Act of 1933 and (ii) the Stock is issued by the Company in accordance with the terms of the Plans, the Stock will be legally issued, fully paid and nonassessable.

I hereby consent to the filing of this opinion with the Securities and Exchange Commission as an exhibit to the Registration Statement. I also consent to the reference to me under the caption "Interests of Named Experts and Counsel" in the Registration Statement. In giving this consent, I do not thereby admit that I am included in the category of persons whose consent is required under Section 7 of the Securities Act or the General Rules and Regulations of the Securities and Exchange Commission.


Very truly yours,


/s/ Joseph A. Stern
-------------------
Joseph A. Stern